Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2015 Q1 RESULTS

PARK CITY, Utah, January 29, 2015/PRNewswire/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2015 first quarter ended December 31, 2014.  Net sales for the fiscal 2015 first quarter were $53.0 million compared to $51.6 million for the same quarter of fiscal 2014.  For the first quarter of fiscal 2015, net income was $3.4 million, or $0.35 diluted earnings per share, compared to net income of $4.1 million, or $0.42 diluted earnings per share, for the same quarter of fiscal 2014.

Operating cash flow for the fiscal 2015 first quarter was $3.0 million compared to $5.5 million for the same period of fiscal 2014.  The fiscal 2015 first quarter operating cash flow, combined with existing cash, was primarily used to invest $2.6 million in purchases of property, plant and equipment, $1.1 million in purchases of common stock for treasury and to repay net borrowings of $1.0 million on the Company’s revolving credit facility.

Bill Gay, chairman and chief executive officer, commented, “Our fiscal 2015 first quarter net sales growth of 2.9% was primarily the result of fiscal 2014 acquisitions. Non-acquisition net sales during the quarter were down slightly as a result of increased product out-of-stocks and some health food store market softness.   Reducing out-of-stocks is a key priority. We continue to anticipate operational synergies and further net sales growth from the fiscal 2014 acquisitions in the later part of 2015.”

Mr. Gay stated, “Adjusted EBITDA remained strong, although it decreased from the comparable fiscal 2014 quarter as a result of lower gross margins and increases in marketing, selling and distribution expenses, which came principally from the integration of fiscal 2014 acquisitions.  The decrease in fiscal 2015 quarterly net income was primarily a result of increased amortization and depreciation expense relating to acquisitions and capital investments in equipment.”

Mr. Gay continued, “Management is confident that its ongoing focus to integrate the fiscal 2014 acquisitions, decrease out-of-stocks, reduce inventory, consolidate labor, redirect promotional efforts, introduce strong new products and more effectively utilize its sales force will provide a foundation for desired cost synergies and sustainable growth over the coming years. Acquisitions are critically important to our growth and this will not change.  Integration of acquisitions has been a core competency over many years, although the fiscal 2014 acquisitions have been particularly challenging. Management appreciates the ongoing strategic long-term growth perspective our customers, employees and stockholders provide as we continue to enhance and grow our business.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands including Solaray®, KAL®, Nature’s Life®, LifeTime®, Natural Balance®, NaturalCare®, Health from the Sun®, Pioneer®, Nutra BioGenesis™, Life-flo®, Organix South®, Heritage Store® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under various trade names including Fresh Vitamins™, Granola’s™ and Peachtree Natural Foods®.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 8,000 SKUs, including approximately 800 SKUs exclusively sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, (ii) unavailability of desirable acquisitions,  inability to complete them or inability to integrate them, (iii) increased costs, including from increased raw material or energy prices, (iv) changes in general worldwide economic or political conditions, (v) adverse publicity or negative consumer perception regarding nutritional supplements, (vi) issues with obtaining raw materials of adequate quality or quantity, (vii) litigation and claims, including product liability, intellectual property and other types,  (viii) disruptions from or following acquisitions including the loss of customers, (ix) increased competition, (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (xi) the loss of key personnel or the inability to manage our operations efficiently, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) insurance coverage issues, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies, and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	December 31,	September 30,
	2014	2014
Assets
Current assets, net	$80,665	$83,850
Property, plant and equipment, net	79,870	79,244
Goodwill	23,622	23,622
Other non-current assets, net	27,743	28,062
	$211,900	$214,778

Liabilities and Stockholders’ Equity
Current liabilities	$17,393	$21,709
Long-term liabilities	42,310	43,456
Stockholders’ equity	152,197	149,613
	$211,900	$214,778

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended December 31,
	2014	2013
Net sales	$53,044	$51,550
Cost of sales	27,189	25,488
Gross profit	25,855	26,062
Operating expenses
Selling, general and administrative	19,554	18,581
Amortization of intangible assets	732	584
Income from operations	5,569	6,897
Interest and other expense, net	297	318
Income before provision for income taxes	5,272	6,579
Provision for income taxes	1,921	2,444

Net income	$3,351	$4,135

Net income per common share
Basic	$0.35	$0.42
Diluted	0.35	0.42

Weighted average common shares outstanding
Basic	9,653,113	9,837,631
Diluted	9,660,007	9,847,659

NUTRACEUTICAL INTERNATIONAL CORPORATION

ADJUSTED EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended December 31,
	2014	2013

Net income	$3,351	$4,135
Provision for income taxes	1,921	2,444
Interest and other expense, net (1)	297	318
Depreciation and amortization	3,239	2,638

Adjusted EBITDA	$8,808	$9,535

(1)   Includes amortization of deferred financing fees.

Non-GAAP Financial Measures

Adjusted EBITDA (a non-GAAP measure) is defined in our performance measures as earnings before net interest and other expense, taxes, depreciation, amortization and goodwill and intangible asset impairments.  We believe that Adjusted EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance.  Adjusted EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation.  Furthermore, Adjusted EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.